EXHIBIT 99.2

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill
847.753.7678
GRUBB & ELLIS COMPANY REPURCHASES SIZEABLE BLOCK OF ITS COMMON STOCK
Company cites its improved financial strength; undervalued stock price
NORTHBROOK, Ill. (Dec. 7, 2005) — Grubb & Ellis Company (OTC: GBEL), one of the leading providers of integrated real estate services, announced that it had repurchased earlier today 5,861,902 shares of the Company’s common stock owned by Warburg Pincus Investors Liquidating Trust for an aggregate purchase price of approximately $23.4 million, or $4 per share. The Company effected the repurchase in a privately negotiated transaction.
     “We believe our stock is undervalued by the market, and we are constantly exploring strategic initiatives designed to enhance stockholder value,” said Mark Rose, Chief Executive Officer of Grubb & Ellis Company. “Given our improved financial strength and recent earnings growth, we took this opportunity to acquire this significant block of shares at what we believe is an attractive price.”
     Rose noted that today’s closing price of the Company’s common stock was $7.10.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.